DERIVED INFORMATION [1/11/07]

[$970,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$980,000,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Deal Name	HEAT 2007-1

Excess Spread (FWD LIBOR)
Yr 1
Yr 2
Yr 3
Yr 4

Aggregate Info

Servicer			Coupon Characteristics
Originator			WAGC	8.16%
			WA-Margin	6.13%
Portfolio Size			WA-Initial Reset Cap	2.95%
Init Pool Balance	993,971,452		WAOT (Mo)	355
# Initial Loans	5,061		WART (Mo)	352
WA Loan Size	196,398		Seasoning	3
Current Pool Size	993,971,452
OC			Rating Agency Loss Expectation
			Moody's
Loan Type	Total %		S&P
2-28 ARM	50.10%
3-27 ARM	15.40%
IO	15.20%		Aggregate Loan Quality
30FRM	10.90%		LTV	81.40%
5-25 ARM	1.60%		CLTV	90.10%
Other	6.90%		Ave. FICO	635
			DTI	42.2
Deal Age			MI	0.0
WALA	3

FICO	Total	Total %		Loan Balance	Total	Total %
below 549	82,787,843	8.33%		Below 50,000	12,358,966	1.24%
550 to 574	66,285,689	6.67%		50,001 to 100,000	69,802,288	7.02%
575 to 599	89,891,373	9.04%		100,001 to 150,000	125,035,437	12.58%
600 to 624	155,191,827	15.61%		150,001 to 200,000	145,061,471	14.59%
625 to 649	198,172,388	19.94%		200,001 to 400,000	418,631,076	42.12%
650 to 674	180,609,541	18.17%		400,001 to 500,000	115,115,580	11.58%
675 to 699	103,710,764	10.43%		500,001 to 600,000	50,029,064	5.03%
700 plus	117,322,027	11.80%		600,001 to 1,000,000	56,813,570	5.72%
	993,971,452			1,000,001 and above	1,124,000	0.11%
					993,971,452
Loan Term	Total	Total %		Lien Status		Total	Total %
> 30 years	462,131,862	46.49%		1st Lien		948,722,663	95.45%
30 years	527,876,353	53.11%		Second Lien		45,248,789	4.55%
20 years	1,072,030	0.11%		Second Liens with LTV 80.01 to 85		0	0.00%
15 years	2,208,234	0.22%		Second Liens with LTV 85.01 to 90		170,214	0.02%
Other	682,973	0.07%		Second Liens with LTV 90.01 to 95		1,745,041	0.18%
	993,971,452			Second Liens with LTV 95.01 to 100		43,218,564	4.35%
				Second Liens with LTV 100.01 plus		0	0.00%
Purpose	Total	Total %
Purchase	488,332,370	49.13%		Doc Type		Total	Total %
Refi rate/term	49,709,274	5.00%		Full Doc		563,729,604	56.71%
Cash-out Refi (COF) < 70.01 LTV	85,695,618	8.62%		Limited Doc		181,726,821	18.28%
COF with LTV 70.01 to 75	46,022,304	4.63%		No Doc		12,063,540	1.21%
COF with LTV 75.01 to 80	145,981,455	14.69%		Alternate Doc		-	0.00%
COF with LTV 80.01 to 85	57,937,635	5.83%		Stated doc with LTV below 70.01		30,618,462	3.08%
COF with LTV 85.01 to 90	71,355,551	7.18%		Stated Doc with LTV 70.01 to 75		23,837,795	2.40%
COF with LTV 90.01 to 95	28,198,587	2.84%		Stated Doc with LTV 75.01 to 80		106,456,983	10.71%
COF with LTV 95.01 to 100	20,738,657	2.09%		Stated Doc with LTV 80.01 to 85		21,012,211	2.11%
COF with LTV 100.01 plus	0	0.00%		Stated Doc with LTV 85.01 to 90		30,688,928	3.09%
	993,971,452			Stated Doc with LTV 90.01 to 95		6,654,002	0.67%
				Stated Doc with LTV 95.01 to 100		17,183,106	1.73%
				Stated Doc with LTV 100.01 plus		-	0.00%

Interest Only		24	36	60	>60	Total
Principal		1,820,100	0	146,511,038	2,825,367	151,156,505
WA FICO		637	0	664	671	664
WA LTV		79.0%	0.0%	80.6%	78.6%	80.5%
WA DTI		43.2%	0.0%	42.3%	40.9%	42.3%
Full Doc%		100.0%	0.0%	54.1%	81.1%	55.2%
Stated Doc%		0.0%	0.0%	24.0%	12.7%	23.5%
Limited Doc%		0.0%	0.0%	19.8%	6.1%	19.3%

Top 5 States
		WA Loan		WA			Full	Stated	Limited/Easy
State	Principal	Balance	%	FICO	WA LTV	WA DTI	Doc %	Doc %	Doc %
California	$290,312,264	$300,530	29.2%	650	79.8%	43.7%	45.6%	29.1%	23.6%
Florida	$97,099,292	$188,909	9.8%	630	80.3%	41.9%	46.1%	31.3%	21.9%
Arizona	$49,729,831	$189,809	5.0%	625	82.0%	41.8%	68.0%	18.4%	13.0%
Washington	$46,314,375	$220,545	4.7%	644	81.4%	43.0%	59.0%	22.8%	17.7%
Nevada	$41,016,677	$219,341	4.1%	632	80.0%	41.9%	60.0%	17.8%	21.9%

FICO Strats

Occupancy Status (%)	O Occ	2nd Home	Inv	Other	Total
<=500	99.4	-	0.6	-	0.6
501-525	98.3	0.7	1.0	-	2.9
526-550	98.7	-	1.3	-	5.0
551-575	97.5	0.3	2.2	-	6.9
576-600	95.8	0.4	3.8	-	9.3
601-625	94.6	0.5	4.9	-	15.7
626-650	94.8	0.9	4.3	-	20.2
651-675	93.9	1.3	4.7	-	17.7
676-700	95.9	-	4.1	-	10.2
>700	94.4	1.0	4.6	-	11.5
Total	95.3	0.7	4.0	-	100.0

LTV (%)	Below 70.01	70.01 to 75	75.01 to 80	80.01 to 85	85.01 to 90	90.01 to 95	95.01 to 100	100.01 plus	Total
<=500	34.0	13.7	27.7	8.6	5.9	-	10.0	-	0.6
501-525	35.0	14.8	29.4	15.1	4.6	-	1.1	-	2.9
526-550	23.7	12.7	25.4	15.1	21.2	0.4	1.5	-	5.0
551-575	21.0	10.3	25.1	22.7	16.5	3.4	0.9	-	6.9
576-600	14.7	9.9	22.9	14.9	18.7	6.1	12.6	-	9.3
601-625	10.6	6.2	41.0	9.8	15.9	5.5	10.8	-	15.7
626-650	5.8	12.3	51.0	4.8	9.8	4.6	11.7	-	20.2
651-675	3.6	12.6	58.3	3.5	9.1	3.4	9.5	-	17.7
676-700	5.1	11.7	62.6	3.4	5.5	3.2	8.5	-	10.2
>700	4.5	9.8	58.4	3.2	5.9	4.0	14.3	-	11.5
Total	9.7	10.8	46.3	8.0	11.4	4.0	9.7	-	100.0

Property Type (%)	SFR	PUD	Condo	2 Family	3+ Family	MH	Other	Total
<=500	76.4	21.3	-	2.3	-	-	-	0.6
501-525	81.2	11.1	3.8	3.3	0.5	-	-	2.9
526-550	83.5	10.2	3.0	3.3	0.1	-	-	5.0
551-575	83.1	8.4	5.1	2.9	0.4	-	-	6.9
576-600	80.4	8.1	4.8	5.1	1.5	-	-	9.3
601-625	75.5	14.0	4.6	4.9	1.0	-	-	15.7
626-650	75.1	13.3	6.9	3.7	1.0	-	-	20.2
651-675	71.4	14.5	6.2	5.5	2.4	-	-	17.7
676-700	70.8	12.1	7.5	5.2	4.4	-	-	10.2
>700	71.4	9.8	8.0	8.9	2.1	-	-	11.5
Total	75.3	12.1	6.0	5.0	1.7	-	-	100.0

Doc Type (%)	Full Doc	Limited	No Doc	Stated Doc	Alternate Doc	Total
<=500	64.1	11.7	-	24.2	-	0.6
501-525	68.2	7.3	-	24.5	-	2.9
526-550	73.4	4.3	0.1	22.2	-	5.0
551-575	64.9	6.2	0.2	28.7	-	6.9
576-600	66.1	8.1	-	25.8	-	9.3
601-625	74.4	9.0	0.1	16.5	-	15.7
626-650	58.6	22.1	0.2	19.1	-	20.2
651-675	44.8	28.0	2.5	24.8	-	17.7
676-700	42.3	24.9	1.8	31.0	-	10.2
>700	37.2	28.3	4.4	30.1	-	11.5
Total	56.7	18.3	1.2	23.8	-	100.0